Exhibit 99.1

Spirit AeroSystems, Inc. Commences Cash Tender Offer and Consent Solicitation for its Outstanding 7 1/2% Senior Notes Due 2017

WICHITA, Kan., March 4, 2014 — Spirit AeroSystems Holdings, Inc. (NYSE: SPR) announced today that Spirit AeroSystems, Inc. (“Spirit”), its wholly-owned subsidiary, has commenced an offer to purchase for cash any and all of the $300 million outstanding principal amount of its 7 1/2% Senior Notes due 2017 (CUSIP No. 85205TAB6) (the “Notes”).  In conjunction with the tender offer, Spirit is soliciting consents to effect certain proposed amendments to the indenture governing the Notes.  The offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 4, 2014, and a related Consent and Letter of Transmittal, which set forth the terms and conditions of the offer and the consent solicitation in full detail.

The total consideration to be paid for each $1,000 principal amount of the Notes tendered, and not validly withdrawn, will be $1,041.25.  The total consideration for the Notes includes a consent payment of $30.00 per $1,000 principal amount, which is payable only to holders who tender their Notes and validly deliver their consents prior to 5:00 p.m., New York City time, on March 17, 2014, unless terminated or extended (the “Consent Date”).  Holders who tender their Notes after the Consent Date but prior to 11:59 p.m., New York City time, on March 31, 2014, unless terminated or extended (the “Expiration Date”) will receive the tender offer consideration, which is the total consideration minus the consent payment.  Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the applicable payment date.

Concurrently with the tender offer, Spirit is soliciting from holders consents to the proposed amendments to the indenture governing the Notes to eliminate most of the covenants and certain default provisions applicable to the Notes.  Adoption of the proposed amendments to the indenture requires the consent of the holders of at least a majority in aggregate principal amount of the Notes outstanding.

Holders who tender their Notes are deemed to consent to the proposed amendments and holders may not deliver their consents without tendering their Notes in the tender offer. Tendered Notes can only be withdrawn, and related consents revoked, before 5:00 p.m., New York City time, on March 17, 2014.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions set forth in the Offer to Purchase and Consent Solicitation Statement, including (i) the receipt of tendered Notes from a majority in aggregate principal amount of Notes outstanding; (ii) the receipt of funds from a refinancing transaction on terms and conditions acceptable to Spirit; and (iii) the execution of the supplemental indenture relating to the consent solicitation.

BofA Merrill Lynch is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation.  The depositary and information agent for the tender offer is Global Bondholder Services Corporation.  Questions regarding the tender offer and consent solicitation may be directed to Bank of America Merrill Lynch, (888) 292-0070 (toll-free) or (980) 387-3907 (collect).  Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation, telephone number (866) 470-4200 (toll free) and (212) 430-3774 (for banks and brokers).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes.  The tender offer and consent solicitation are being made solely by means of the tender offer and consent solicitation documents, including the Offer to Purchase and Consent Solicitation Statement that Spirit is distributing to holders of Notes.  The tender offer and consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the offering of the Notes and the anticipated use of proceeds therefrom. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Spirit AeroSystems, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If Spirit AeroSystems, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to Spirit AeroSystems, Inc.’s business in general, please refer to the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

On the web: http://www.spiritaero.com

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Contact:	Coleen Tabor, Investor Relations, (316) 523-7040
Ken Evans, Corporate Communications, (316) 523-4070